APPENDIX A:

LITTLE HARBOR ADVISORS, LLC

CODE OF ETHICS

A.	Introduction.

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act require registered investment advisers to adopt codes of ethics. Each rule requires a registered adviser’s code of ethics to set forth standards of conduct, address personal trading and require compliance with federal securities laws. Rule 17j-1 also requires the registered investment adviser to report to the Board of Trustees of ETF Series Solutions Trust (“ESS”) any material compliance violations. The Board of ESS may only approve the Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (defined below) from engaging in fraud.

High ethical standards are essential for the success of Little Harbor Advisors, LLC (the “Firm”) and to maintain the confidence of clients. The Firm’s long-term business interests are best served by adherence to the principle that clients’ interests come first. Further, the Firm has a fiduciary duty to its clients which requires individuals associated with the Firm to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of the fiduciary obligations of the Firm to its clients and the desire of the Firm to maintain its high ethical standards, the Firm has adopted this Code of Ethics containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict.

In addition, because of the nature of the Firm’s business, employees of the Firm may be exposed to information which constitutes “inside information” or material, non-public information. Federal securities laws prohibit the use of such information for financial benefit. Accordingly, the Firm has also adopted policies that prohibit the use of material non-public information.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment at the Firm. Failure to comply with any provision hereof is grounds for termination.

Technical compliance with this policy will not automatically insulate an employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to the Firm’s clients. Accordingly, all employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Firm’s clients and circumstances that create even the appearance of impropriety. If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer, who is charged with the administration of this Code of Ethics.

B.	Definitions

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1.                                          “Access Person” is a Covered Person (defined below) who has access to nonpublic information regarding the Firm’s purchases or sales of securities, is involved in making securities recommendations to the Firm’s investors, or who has access to such recommendations that are nonpublic.

2.                                          “Beneficial ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

3.                                          “Covered Person” means any member, partner, director, officer, or employee of the Firm or any fund managed by the Firm, or any other person (including any independent contractor) who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control. A Covered Person also includes any solicitor/consultant or agent retained by the Firm who (i) makes or participates in the making of investment recommendations for the clients, or (ii) obtains information on recommended investments for the clients.

4.                                          “Limited Offering” means an offering that is exempt from registration under Sections 4(2) or 4(6) under the Securities Act of 1933, as amended (the “1933 Act”) or pursuant to Rules 504, 505 or 506 thereunder.

5.                                          “Personal Account” means any account in which a Covered Person has any beneficial ownership, whether direct or indirect, as more specifically set forth in Section C of this Code of Ethics.

B.	Applicability of Code of Ethics

1.                                          Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons. A Personal Account also includes an account maintained by or for:

(a)	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

(b)	Any individuals who live in the Covered Person’s household and over whose purchases, sales, or other trading activities the Covered Person exercises control or investment discretion;

(c)	Any persons to whom the Covered Person provides primary financial support, whose financial affairs the Covered Person controls or for whom the Covered Person provides discretionary advisory services;

(d)	Any trust or other arrangement which names the Covered Person as a beneficiary; and

(e)	Any investment partnership, corporation or other entity (whether a public or a non- public entity) in which the Covered Person owns 25% or more of the equity securities of the partnership.
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A comprehensive list of all Personal Accounts will be provided by the Covered Person to the Chief Compliance Officer and maintained by the Chief Compliance Officer. It is every Covered Person’s responsibility to ensure that this list is accurate in so far as it pertains to him or her. (See AttachmentA-1)

2.	Covered Person as Trustee.

A Personal Account does not include any account for which a Covered Person serves as trustee of a trust for the benefit of (i) a person to whom the Covered Person does not provide primary financial support, or (ii) an independent third party.

3.	Solicitors/Consultants.

Non-employee solicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his duties on behalf of the Firm, (i) makes or participates in the making of investment recommendations for the Firm’s clients, or (ii) obtains information on recommended investments for the Firm’s clients.

C.	Restrictions on Personal Trading Activities.

1.	Personal Securities Transactions.

It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this policy.

2.	Initial Public Offerings and Limited Offerings.

A Covered Person shall not acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in any Limited Offering or investment opportunity of limited availability unless the Chief Compliance Officer has given express prior written approval.

3.	Responsibilities to Clients.

A Covered Person may not engage in personal transactions in securities at the expense of his or her obligations to the Firm’s clients. This means that (i) a Covered Person shall devote sufficient time and resources to Client Accounts (defined below) and (ii) shall not take for himself or herself investment opportunities that should be given to clients. A Client Account includes any account managed by a portfolio manager of the Firm which is not a Personal Account of that portfolio manager and for which the Firm receives an advisory fee.

4.	Prohibitions and Restricted Trading in Securities.

(a)                No Access Person may buy, sell, or trade for his or her own account, or the account of any other person, any security held by a Private Fund or a Registered Fund, including an ETF, without the prior written consent of the Chief Compliance Officer.

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(b)               The Chief Compliance Officer shall be responsible for reviewing requests of Access Persons to make purchases or place sales of securities. The Chief Compliance Officer will refuse to allow the purchase or sale of certain securities, including:

Any security issued by an issuer, of which either the Firm or a supervised person of the Firm (1) has material, non-public information concerning the issuer, and (2) has a duty to maintain the confidence of such information.

(b) Without the prior approval of the Chief Compliance Officer, an Access Person shall not execute any personal securities transactions. The Chief Compliance Officer may approve of a transaction if: (1) he was notified by the Access Person, prior to the transaction, of the intent and strategy behind the trade, (2) the transaction is not contemplated or executed based on any material, non- public information, or based on any information provided to the Firm, and (3) the transaction is not likely to have an adverse economic impact on the Fund’s clients. Should the Chief Compliance Officer seek prior approval of a securities transaction, the Chief Compliance Officer must meet the same requirements as set forth in the immediately preceding sentence and must receive the approval of the Firm’s Chief Executive Officer.

Notwithstanding the foregoing, the following transactions will be exempt from the pre-clearance requirements of this Section: (1) purchases or sales of securities that are non-volitional on the part of the Access Person, such as purchases that are made pursuant to a merger, tender offer or exercise of rights or an automatic share-purchase/sale plan or automatic dividend reinvestment plan; and (2) purchases or sales of securities issued by the United States Government, (3) purchases or redemptions of shares of open-end investment companies, (4) any acquisition or disposition of bank certificates of deposit and (5) any acquisition or disposition of money market instruments.

D.	Reporting.

1.	Duplicate Copies of Brokerage Account Statements.

All Covered Person are encouraged to direct his or her brokers or custodians or any persons managing such Covered Person’s accounts for which such Covered Person has any investment discretion to submit to the Chief Compliance Officer duplicate copies of the Covered Person’s monthly brokerage statements within 30 days after the end of each month, or if such brokerage statements are provided on a quarterly basis within 30 days after the end of each quarter. If the Covered Person has made such a request and the broker, custodian, or person or entity managing the account either declines to submit such duplicate copies or fails to do so, then the Covered Person has the responsibility to submit such duplicate copies of the monthly brokerage statements to the Chief Compliance Officer within thirty (30) days after the brokerage statement is provided to the Covered Person.

Each Covered Person has an affirmative obligation to notify the Chief Compliance Officer promptly if such Covered Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian by submitting a completed brokerage account information acknowledgement.

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2.	Disclosure of Securities Holdings.

Each Covered Person shall, within 10 days of the date upon which such Covered Person becomes a member, partner, director, officer, or employee of the Firm, or an independent contractor that provides advice on behalf of the Firm and is subject to the Firm’s supervision and control (collectively a “Firm Associate”), will promptly submit an initial holdings report to the Chief Compliance Officer. Additionally, all Firm Associates shall, within 45 days of the year-end provide the Chief Compliance Officer an annual holdings report. Each holdings report must contain the following information:

(a)	list of the accounts in which the Covered Person has any direct or indirect beneficial ownership (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security) and the name of the broker, dealer or bank in which the securities are held; and

(b)	business activities in which the Covered Person has a significant role, including any service on the board of directors of any company or organization.

A Covered Person may satisfy these reporting requirements through the delivery to the Chief Compliance Officer of broker account statements within the time period specified above. To the extent that a statement lacks some of the information otherwise required to be reported or if the Covered Person has reportable holdings or transactions which are not covered by the confirmations and statements submitted to the Chief Compliance Officer (such as Limited Offerings), the Covered Person must submit a separate holdings or transactions report containing the missing information as a supplement to the statements and confirmations.

3.	Reporting Violations.

All Covered Associates are required hereby to promptly report any violations of this Code of Ethics to the Chief Compliance Officer.

E.	Recordkeeping.

The Chief Compliance Officer shall keep in an easily accessible place for at least six years a copy of the Code of Ethics of the Firm in effect or that was in effect for the past six years, a record of any violation of the Code of Ethics and of any action taken as a result of such violation, copies of all broker statements of Covered Persons, a record of all persons within the past six years who are or were required to make reports pursuant to this Code of Ethics or who are or were responsible for reviewing these reports, copies of records of any decisions, and the reasons supporting such decisions, to approve the acquisition by any Covered Person of any securities through Limited Offerings or initial public offerings and copies of all acknowledgments and other memoranda relating to the administration of this Code of Ethics. The Chief Compliance Officer shall be the only officer to have access to these records and all such records will be held in strict confidence.

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F.	Oversight of Code of Ethics.

1.	Acknowledgment.

All Covered Persons are required to sign and certify that such Covered Person has received, reviewed, understands and shall comply, or has complied with, the policies and procedures as set forth in the Code of Ethics, both initially when such Covered Person becomes a Firm Associate and annually thereafter. In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer. (See Attachment A-2).

2.	Review of Transactions.

The Chief Compliance Officer will collect and keep track that each Covered Person’s brokerage statements are submitted and will review a sampling of transactions in his/her Personal Account on a regular basis. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly.

3.	Sanctions.

The Chief Compliance Officer shall consider reports made to him upon determining that a violation of this Code of Ethics has occurred and may impose such sanctions or remedial action as deemed appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension of compensation, or termination of any contractual relationship or employment with Firm, or reporting the activities at issue to the SEC or other state or federal regulators.

G.	Confidentiality.

All Covered Person’s reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

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Attachment A-1

LITTLE HARBOR ADVISORS, LLC

ANNUAL PERSONAL ACCOUNT INFORMATION ACKNOWLEDGEMENT

Supervised Person Name:

Name on Account	Name of Brokerage Firm and Contact Info	Account Number

I represent that the above chart identifies all Personal Accounts (as defined in the Code of Ethics) which I maintain as of the date hereof. I further represent that as of the date hereof, I have requested that each of the above brokerage firms where I maintain a Personal Account to send duplicate copies of my brokerage statements to the attention of the Chief Compliance Officer at the offices of Little Harbor Advisors, LLC (“LHA”). Finally, I represent that if I was an access person at LHA during the previous calendar year, the brokerage statements received by LHA during the previous year on my behalf described all securities holdings that I was required to disclose during the previous calendar year.

I acknowledge my obligation to notify LHA of the existence of any account in which I effect transactions in, or hold, securities that I am required to report under LHA’s Code of Ethics and/or, if applicable, the code of ethics of any registered investment company to which LHA serves as an investment adviser.

I understand that adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment at LHA and failure to comply with any provision hereof is grounds for termination.

Represented, Acknowledged and Agreed:

By: ___________________________________

Date: ___________________________________

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Attachment A-2

LITTLE HARBOR ADVISORS, LLC

CODE OF ETHICS ACKNOWLEDGEMENT

By signing this acknowledgement, I hereby confirm the following:

(1)	I hereby acknowledge receipt of the Little Harbor Advisors, LLC (“LHA”) Code of Ethics and certify that I have reviewed, understand and shall comply with the rules and restrictions stated therein.

(2)	I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics and Insider Trading Policy.

(3)	I also confirm that I have instructed all brokerage firms where I maintain a Personal Account (as defined by the Code of Ethics) to supply duplicate copies of my brokerage statements to the Chief Compliance Officer or I confirm that I will provide duplicate copies of my brokerage statements to the Chief Compliance Officer.

(4)	I understand that adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment at LHA and failure to comply with any provision hereof is grounds for termination.

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(Signature)

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(Print Name)

___________________________________

(Date)